Context Therapeutics Announces Preclinical Data Demonstrating Differentiated and Active Profile of its Claudin 6-Targeted Bispecific Antibody CTIM-76

CTIM-76 exhibits dose-proportional tumor responses and safety in preclinical models

Benchmarking studies comparing CTIM-76 with clinical-stage CLDN6 therapies support CTIM-76's differentiated product profile

CTIM-76 IND filing on track for late Q1 2024

Data to be presented at SITC 38th Annual Meeting on November 3rd

PHILADELPHIA, PA— October 31, 2023—Context Therapeutics Inc. (“Context” or the “Company”) (Nasdaq: CNTX), a biopharmaceutical company advancing medicines for solid tumors, today announced encouraging preclinical data regarding the Company’s preclinical asset, CTIM-76, a Claudin 6 (CLDN6) x CD3 T-cell engaging bispecific antibody.

Findings from Context’s research team, in conjunction with development partner Integral Molecular, illustrate the potential of CTIM-76 to treat CLDN6-positive tumors. Notably:
•CTIM-76 was shown to have high potency and target selectivity in both binding and cytotoxicity assays.
•In in vivo xenograft experiments, CTIM-76 induced dose-proportional tumor regressions and was well tolerated.
•In IND-enabling toxicology studies, CTIM-76 was well tolerated, and a potential first-in-human dose was identified.
•Clones of clinical-stage molecules TORL-1-23 and AMG-794 were generated for benchmarking purposes. In comparison studies, TORL-1-23 activity appeared dependent upon high CLDN6 expression whereas CTIM-76 activity was retained across a range of cell lines expressing with low through high CLDN6. Additionally, CTIM-76 demonstrated ten-fold higher potency than AMG-794 in in vitro cytotoxicity and cytokine activation.

“It is estimated that there are 70,000 patients with CLDN6-positive metastatic solid tumors in the United States, and no approved targeted treatment options exist,” said Martin Lehr, CEO of Context. “We’re encouraged by the promise CTIM-76 has shown with these first in vivo data, which reinforce the selectivity and potency seen in earlier in vitro data and demonstrate CTIM-76’s ability to induce complete tumor regressions across multiple dose levels. Moreover, our comparison to clones of clinical-stage molecules demonstrates CTIM-76’s ability to address potential target density and toxicity challenges associated with first-generation approaches, as well as highlights CTIM-76’s pharmacologically distinct profile and broad therapeutic potential.”

The data will be presented during a poster session (Abstract #1183) at the Society for Immunotherapy of Cancer’s (SITC) 38th Annual Meeting on Friday, November 3, 2023, in San Diego. To view the abstract, visit the SITC meeting website for details.

“The preclinical data at this year's SITC meeting will illustrate the potential of CTIM-76 to target CLDN6,” said Lehr. “We believe these findings collectively support CTIM-76 as a promising

CLDN6-targeting candidate, and we look forward to filing an Investigational New Drug Application late in the first quarter of 2024.”

About Context Therapeutics®
Context Therapeutics Inc. (Nasdaq: CNTX) is a biopharmaceutical company advancing medicines for solid tumors. Context is developing CTIM-76, a selective CLDN6 x CD3 bispecific antibody for CLDN6-positive tumors, currently in preclinical development. CLDN6 is a tight junction membrane protein target expressed in multiple solid tumors, including ovarian, lung, and testicular, and absent from or expressed at low levels in healthy adult tissues. Context is headquartered in Philadelphia. For more information, please visit www.contexttherapeutics.com or follow the Company on Twitter and LinkedIn.
About Integral Molecular
Integral Molecular (integralmolecular.com) is the industry leader in developing and applying innovative technologies that advance the discovery of therapeutics against difficult protein targets. With 20 years of experience focused on membrane proteins and antibodies, Integral Molecular’s technologies have been integrated into the drug discovery pipelines of over 500 biotech and pharmaceutical companies to help discover new therapies for cancer, diabetes, autoimmune disorders, and viral threats such as SARS-CoV-2, Ebola, Zika, and dengue viruses. Follow Integral Molecular on LinkedIn.
Forward-looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the ability of the Company, its employees and certain SITC presenters to participate in and present at conferences, (ii) the potential benefits, characteristics, and side effect profile of our product candidate, (iii) the likelihood data will support future development, (iv) the ability of our product candidate to have benefits, characteristics, and a side effect profile that is differentiated and/or better than third party product candidates, (v) the likelihood of obtaining regulatory approval of our product candidate, and (vi) our expectation of filing an Investigational New Drug Application for CTIM-76 late in the first quarter of 2024. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we therefore cannot assure you that our plans, intentions, expectations, or strategies will be attained or achieved. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.
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Investor Relations Contact:
Jennifer Minai-Azary

Context Therapeutics
IR@contexttherapeutics.com